Filed Pursuant to Rule 433 Registration Statement No. 333-211718

Market Linked Securities – Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the S&P 500® Index due November 3, 2021
Term Sheet to Pricing Supplement dated October 31, 2016

Summary of Terms

Issuer	The Toronto-Dominion Bank (“TD”)
Term	Approximately 5 years
Reference Asset:	S&P 500® Index
Pricing Date	October 31, 2016
Issue Date	November 3, 2016
Principal Amount	$1,000 per Security
Issue Price	$1,000 except that certain investors that purchase for certain fee based advisory accounts may purchase for not less than $955.00
Payment at Maturity	See “How the Payment at Maturity is Calculated” on page 3
Maturity Date	November 3, 2021
Initial Level	2,126.15
Final Level	The closing level of the Reference Asset on the Valuation Date
Percentage Change	(Final Level – Initial Level) / Initial Level, expressed as a percentage
Maximum Redemption Amount	155% of the Principal Amount of the Securities ($1,550 per $1,000 Principal Amount of the Securities)
Buffer Level	1,807.2275, which is 85% of the Initial Level
Buffer Percentage	15%
Leverage Factor	150%
Valuation Date	October 27, 2021
Calculation Agent	TD
Minimum Investment	$1,000 and minimum denominations of $1,000 in excess thereof
Agents	TD Securities (USA) LLC and Wells Fargo Securities, LLC
Underwriting Discount and Commission	4.33% to Agents, of which dealers, including Wells Fargo Advisors, LLC (“WFA”), may receive a selling concession of up to 2.50% and WFA will receive a distribution expense fee of 0.12%
CUSIP / ISIN	89114QXQ6/ US89114QXQ62

Investment Description

•	Linked to the S&P 500® Index due November 3, 2021
•	Unlike ordinary debt securities, the Securities do not pay interest or repay a fixed amount of principal at maturity. Instead, the Securities provide for a Payment at Maturity that may be greater than, equal to or less than the Principal Amount of the Securities, depending on the performance of the Reference Asset from the Initial Level to the Final Level.

The Payment at Maturity will reflect the following terms:

o If the level of the Reference Asset increases:

You will receive the Principal Amount plus 150% participation in the upside performance of the Reference Asset, subject to the Maximum Redemption Amount of 155% of the Principal Amount of the Securities

o If the level of the Reference Asset is flat or decreases but the decrease is not more than 15%:

You will be repaid the Principal Amount

o If the level of the Reference Asset decreases by more than 15%:

You will receive less than the Principal Amount and will have 1-to-1 downside exposure to the decrease in the level of the Reference Asset in excess of 15%

•	Investors may lose up to 85% of the Principal Amount
•	Any payments on the Securities are subject to TD’s credit risk
•	You will have no right to the stocks comprising the Reference Asset (the “Reference Asset Constituents”)
•	No periodic interest payments or dividends
•	No exchange listing; designed to be held to maturity

Our estimated value of the Securities on the Pricing Date is $946.60 per Security. The estimated value is less than the public offering price of the Securities. See “Additional Information Regarding Our Estimated Value of the Securities” beginning on page P-19 of the accompanying pricing supplement.

The Securities have complex features and investing in the Securities involves a number of risks. See “Additional Risk Factors” on page P-6 of the accompanying pricing supplement, “Additional Risk Factors Specific to the Notes” beginning on page PS-5 of the product prospectus supplement MLN-EI-1 dated June 30, 2016 (the “product prospectus supplement”) and “Risk Factors” on page 1 of the prospectus dated June 30, 2016 (the “prospectus”).

Investors should carefully review the accompanying pricing supplement, product prospectus supplement and prospectus.

We urge you to consult your investment, legal, tax, accounting and other advisors about the consequences of investing in the Securities.

As used in this term sheet, “we,” “us,” or “our” refers to The Toronto-Dominion Bank.

THE SECURITIES ARE NOT A BANK DEPOSIT AND NOT INSURED OR GUARANTEED BY THE CANADA DEPOSIT INSURANCE CORPORATION, THE U.S. FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY OR INSTRUMENTALITY OF CANADA OR THE UNITED STATES.

TD SECURITIES (USA) LLC	WELLS FARGO SECURITIES, LLC

Hypothetical Payout Profile

The profile to the right is based on the Maximum Redemption Amount of 155.00% or $1,550.00 per $1,000 Principal Amount, the Leverage Factor of 150% and a Buffer Level equal to 1,807.2275, which is 85% of the Initial Level.

This graph has been prepared for illustrative purposes only. Your actual return will depend on the actual Percentage Change and whether you hold your Securities to maturity.

*The graph to the right represents a hypothetical payout profile for the Securities. The 45 degree dotted line represents the hypothetical percentage change of the Reference Asset and the solid line represents the hypothetical return on the Securities for a given percentage change in the Reference Asset.

Hypothetical returns

Hypothetical Final Level	Hypothetical Percentage Change	Hypothetical Payment at Maturity ($)	Hypothetical Return on Securities[2] (%)
4,252.30	100.00%	$1,550.00	55.00%
3,720.76	75.00%	$1,550.00	55.00%
3,189.23	50.00%	$1,550.00	55.00%
2,976.61	40.00%	$1,550.00	55.00%
2,905.75	36.67%	$1,550.00	55.00%
2,764.00	30.00%	$1,450.00	45.00%
2,551.38	20.00%	$1,300.00	30.00%
2,338.77	10.00%	$1,150.00	15.00%
2,232.46	5.00%	$1,075.00	7.50%
2,179.30	2.50%	$1,037.50	3.75%
2,126.15	0.00%	$1,000.00	0.00%
2,019.84	-5.00%	$1,000.00	0.00%
1,913.54	-10.00%	$1,000.00	0.00%
1,807.23	-15.00%	$1,000.00	0.00%
1,700.92	-20.00%	$950.00	-5.00%
1,488.31	-30.00%	$850.00	-15.00%
1,275.69	-40.00%	$750.00	-25.00%
1,063.08	-50.00%	$650.00	-35.00%
531.54	-75.00%	$400.00	-60.00%
0.00	-100.00%	$150.00	-85.00%

1 The Initial Level (the closing level of the Reference Asset on October 31, 2016).

2 The “return” as used in this introductory term sheet is the number, expressed as a percentage, that results from comparing the difference between the Payment at Maturity per $1,000 Principal Amount and $1,000.

The above figures are for purposes of illustration only and may have been rounded for ease of analysis. The actual Payment at Maturity will depend on the actual Final Level.

* These calculations are hypothetical and should not be taken as an indication of the future performance of the Reference Asset as measured from the Pricing Date. We cannot give you assurance that the performance of the Reference Asset will result in a positive Percentage Change, or any positive return on your initial investment.

TD SECURITIES (USA) LLC	WELLS FARGO SECURITIES, LLC

How the Payment at Maturity is Calculated

The Payment at Maturity will be determined as follows:

•	If the Percentage Change is positive, then the investor will receive an amount per Security equal to the lesser of:
(i)	Principal Amount + (Principal Amount x Percentage Change x Leverage Factor); and
(ii)	the Maximum Redemption Amount.
•	If the Percentage Change is less than or equal to 0% but greater than or equal to -15%, then the investor will receive an amount per Security equal to the Principal Amount.
•	If the Percentage Change is less than -15%, then the investor will receive less than the Principal Amount per Security, calculated using the following formula:

Principal Amount + [Principal Amount x (Percentage Change + Buffer Percentage)]

If the Final Level is less than Buffer Level, the investor will receive less, and possibly 85% less, than the Principal Amount of the Securities at maturity.

Historical Performance of the Reference Asset

* The graph above sets forth the historical daily performance of the Reference Asset from January 2, 2008 through October 31, 2016. The graph is based upon actual daily historical closing levels of the Reference Asset. The dotted line presents the Buffer Level of 1,807.2275, which is equal to 85% of the closing level of the Reference Asset on October 31, 2016.

We obtained the information regarding the historical performance of the Reference Asset used in calculating the graph above from Bloomberg® Professional Service (“Bloomberg”).

We have not conducted any independent review or due diligence of publicly available information obtained from Bloomberg. The historical performance of the Reference Asset should not be taken as an indication of its future performance, and no assurance can be given as to the Final Level of the Reference Asset. Additionally, the hypothetical examples above reflect the performance of the Reference Asset, and do not reflect or incorporate any terms of the Security. We cannot give you assurance that the performance of the Reference Asset will result in any positive return on your initial investment.

We have filed a registration statement (including a prospectus), a product prospectus supplement and a pricing supplement with the SEC for the offering to which this free writing prospectus relates. You should read the prospectus in that registration statement and other documents that we have filed with the SEC for more complete information about us and this offering. You may get those documents for free by visiting EDGAR on the SEC website www.sec.gov. Alternatively, we, TD Securities (USA) LLC or Wells Fargo Securities will arrange to send you the prospectus if you request it by calling toll-free at 1-855-303-3234.

TD SECURITIES (USA) LLC	WELLS FARGO SECURITIES, LLC

Selected Risk Considerations

The risks set forth below are discussed in detail in the “Additional Risk Factors” section in the accompanying pricing supplement, the “Additional Risk Factors Specific to the Notes” section in the product prospectus supplement and the “Risk Factors” section in the prospectus. Please review those risk disclosures carefully.

•	Principal at Risk. Investors in the Securities could lose a substantial portion of their Principal Amount if there is a decline in the level of the Reference Asset by more than the Buffer Percentage. You will lose 1% of the Principal Amount of your Securities for each 1% that the Final Level is less than the Initial Level by more than the Buffer Percentage and you may lose up to 85% of your Principal Amount.
•	The Securities Do Not Pay Interest and Your Return on the Securities May Be Lower Than the Return on a Conventional Debt Security of Comparable Maturity.
•	Your Potential Return on the Securities Will Be Limited by the Maximum Redemption Amount and May Be Less Than the Return on a Direct Investment In the Reference Asset.
•	Investors Are Subject to TD’s Credit Risk, and TD’s Credit Ratings and Credit Spreads May Adversely Affect the Market Value of the Securities.
•	The Agent Discount, Offering Expenses and Certain Hedging Costs Are Likely to Adversely Affect Secondary Market Prices.
•	There May Not Be an Active Trading Market for the Securities — Sales in the Secondary Market May Result in Significant Losses.
•	If the Level of the Reference Asset Changes, the Market Value of Your Securities May Not Change in the Same Manner.
•	The Payment at Maturity Is Not Linked to the Levels of the Reference Assets at Any Time Other than the Valuation Date.
•	You Will Not Have Any Rights to the Reference Asset Constituents and the Reference Asset only Reflects Price Return
•	The Market Value of Your Securities May Be Influenced by Many Unpredictable Factors.
•	Past Reference Asset Performance is No Guide to Future Performance.
•	There Are Potential Conflicts of Interest Between You and the Calculation Agent.
•	We Have No Affiliation with the Index Sponsor Will Not Be Responsible for Any Actions Taken by the Index Sponsor.
•	We and Our Affiliates Do Not Have Any Affiliation with the Index Sponsor and Are Not Responsible for Their Public Disclosure of Information.
•	The Estimated Value of Your Securities Is Lower Than the Public Offering Price of Your Securities.
•	The Estimated Value of Your Securities Is Based on Our Internal Funding Rate.
•	The Estimated Value of the Securities Is Based on Our Internal Pricing Models and Pricing Models of Third Parties, Which May Prove to Be Inaccurate and May Be Different from the Pricing Models of Other Financial Institutions.
•	The Estimated Value of Your Securities Is Not a Prediction of the Prices at Which You May Sell Your Securities in the Secondary Market, if Any, and Such Secondary Market Prices, if Any, Will Likely Be Lower Than the Public Offering Price of Your Securities and May Be Lower Than the Estimated Value of Your Securities.
•	The Temporary Price at Which We May Initially Buy the Securities in the Secondary Market May Not Be Indicative of Future Prices of Your Securities.
•	The Valuation Date and Therefore the Maturity Date May be Postponed In the Case of a Market Disruption Event.
•	Significant Aspects of the Tax Treatment of the Securities Are Uncertain.

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TD SECURITIES (USA) LLC	WELLS FARGO SECURITIES, LLC